Exhibit 3.1

ARTICLES OF AMENDMENT

TO
AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
MIDWEST HOLDING INC.

ARTICLE I

The name of the corporation is Midwest Holding Inc.

ARTICLE II

Article II of the Amended and Restated Articles of Incorporation (the “Articles”) of Midwest Holding Inc. (the “Corporation”), as filed with the Secretary of State of the State of Nebraska, is hereby amended by deleting and replacing Article II of the Articles in its entirety so that, as further amended, Article II shall be and read as follows:

“ARTICLE II.

The total number of shares of capital stock of all classes of which this corporation shall have authority to issue is TWO BILLION (2,000,000,000), all having a par value of One-Tenth of One Cent ($0.001) per share, consisting of the following: (a) ONE BILLION NINE HUNDRED SEVENTY MILLION (1,970,000,000) shares of voting common stock (the “Voting Common Stock”); (b) TWENTY MILLION (20,000,000) shares of non-voting common stock (the “Non-Voting Common Stock” and together with the Voting Common Stock, the “Common Stock”; and (c) TEN MILLION (10,000,000) shares of preferred stock.

ARTICLE III

The amendment set forth in Article II above was adopted on November 13, 2018.

ARTICLE IV

Pursuant to the requirements of Nebraska Revised Statutes Section 21-2, 155, the foregoing amendment was duly adopted pursuant to a resolution duly approved by the members of the Board of Directors of the Corporation as of November 13, 2018, and duly approved by the shareholders of the Corporation in the manner required by the Nebraska Model Business Corporation Act and by the Corporation's Articles.

[Signature on following page]

IN WITNESS WHEREOF, the undersigned, being the duly elected Chief Executive Officer of Midwest Holding Inc., does hereby certify, under penalties of perjury, that the facts hereinabove stated are truly set forth and, accordingly, such officer has hereunto set his hand as of November 13, 2018.

MIDWEST HOLDING INC.

By /s/ Mark A. Oliver
Mark A. Oliver, Chief Executive Officer